Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 25, 2026 relating to the financial statements of Marex Group plc and the effectiveness of Marex Group plc’s internal control over financial reporting, appearing in Annual Report on Form 20-F of Marex Group plc for the year ended December 31, 2025 which is incorporated by reference in Registration Statement No. 333-278953 on Form S-8 of Marex Group Limited.

/s/ Deloitte LLP

London, United Kingdom

August 20, 2026